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                                                                      EXHIBIT 12

                       SHELL OIL COMPANY AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (MILLIONS OF DOLLARS)

                                            Three Month
                                            Period Ended
                                              March 31                Years Ended December 31
                                              --------        -----------------------------------------
                                                1994          1993     1992     1991     1990      1989
                                                ----          ----     ----     ----     ----      ----
Income before provisions for income
   taxes and including amounts
   applicable to unconsolidated
   subsidiaries   . . . . . . . . . . .         $292        $  923     $476     $ 47    $1,550    $2,067
Add:
   Interest and discount amortization
      on indebtedness   . . . . . . . .           44           213      268      297       371       401
   Portion of rentals representative
      of interest(1)  . . . . . . . . .           31           113      114      119       107       119
   Amortization of interest
      capitalized . . . . . . . . . . .            9            40       44       35        32        32
                                                ----        ------     ----     ----    ------    ------
Income as adjusted  . . . . . . . . . .         $376        $1,289     $902     $498    $2,060    $2,619
                                                ====        ======     ====     ====    ======    ======
Fixed charges:
   Interest and discount amortization
      on indebtedness   . . . . . . . .         $ 44        $  213     $268     $297    $  371    $  401
   Portion of rentals representative
      of interest(1)  . . . . . . . . .           31           113      114      119       107       119
   Capitalized interest   . . . . . . .            2             2        -        -         -        21
                                                ----        ------     ----     ----    ------    ------
Total fixed charges . . . . . . . . . .         $ 77        $  328     $382     $416    $  478    $  541
                                                ====        ======     ====     ====    ======    ======
Ratio of earnings to fixed charges  . .          4.9           3.9      2.4      1.2       4.3       4.8
                                                ====        ======     ====     ====    ======    ======

_______________
(1)  Calculated as one-third of rental expense.





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